                                       EXHIBIT 11

                       NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARY
                            COMPUTATION OF NET LOSS PER SHARE


                                                              Years ended June 30,
                                                          --------------------------
                                                               2001          2000
                                                          -------------  -----------
Net loss                                                  $ (3,598,543)  (3,743,305)
                                                          =============  ===========


Weighted average number of common shares outstanding        51,147,026    32,709,638

Common equivalent shares representing shares issuable upon
  exercise of outstanding options and warrants                       -            -
                                                          -------------  -----------
                                                            51,147,026   32,709,638
                                                          =============  ===========

Basic and diluted loss per share:
   Loss from continuing operations                          $(    0.06)   (    0.11)
   Extraordinary loss                                        (    0.01)          -
                                                          -------------  -----------
                                                            $(    0.07)   (    0.11)
                                                          =============  ===========
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Stock  options and warrants are not considered in the calculations as the impact of the potential common shares (9,022,661 shares at June 30, 2001 and 16,204,500 shares  at  June  30,  2000)  would  be  to  decrease  loss  per  share.


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